                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Adam C. Derbyshire           Mike Freeman
                 Vice President and           Director, Investor Relations and
                 Chief Financial Officer      Corporate Communications
                 919 862-1000                 919 862-1000


                       SALIX PHARMACEUTICALS REPORTS THIRD
                         QUARTER 2001 FINANCIAL RESULTS

RALEIGH, NC, November 1, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the third quarter of 2001. The Company reported a net loss of $5.1 million, or $0.30 per share, for the third quarter of 2001. Product revenues for the current period were $2.8 million. Product revenues for the first nine months of 2001 were $10.3 million. Product revenues were derived from sales of COLAZAL(TM) (balsalazide disodium) Capsules 750 mg, the Company's first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $0.7 million and $2.5 million in the third quarter and first nine months of 2001, respectively. Gross margin was 76% and 75%, respectively, for the same periods.

Operating expenses were $8.1 million for the third quarter of 2001, compared to $2.4 million for the prior year period. Operating expenses were $22.2 million for the first nine months of 2001, compared to $5.3 million for the prior year period. Selling, general and administrative expenses were $6.6 million for the third quarter of 2001, compared to $1.2 million for the third quarter of 2000. Higher operating and selling, general and administrative expenses for 2001 were due primarily to costs associated with the expansion of the Company's commercialization infrastructure, deployment of the sales force, and the marketing campaign for COLAZAL. Research and development expenses were $1.6 million for the third quarter of 2001, compared to $1.2 million for the third quarter of 2000.

Other revenues and expenses for the current period were primarily related to the recognition of deferred revenues associated with the payment received during the second quarter of 2000 from Shire Pharmaceuticals Group plc for the sale of intellectual property in European countries related to balsalazide disodium. As a result of this transaction, the Company recognized deferred revenue of $1.4 million and expense related to this deferred revenue of $0.7 million during the third quarter of 2001.

Cash, cash equivalents and investments were $32.4 million on September 30, 2001.

Commenting on the quarter, Robert Ruscher, President and Chief Executive Officer, stated, "Progress was made on a number of fronts in our efforts to build the premier specialty pharmaceutical company focusing on gastroenterologists and their patients. We succeeded in meeting our goal to expand our sales force. We believe our team of 61 focused sales professionals should generate the frequency and reach of sales calls necessary to effectively market COLAZAL and should better equip the Company to sell any future products to the gastroenterologist community in the United States. Additionally, we have strengthened our product development and support capabilities with the appointments of Allen Mangel, M.D., Ph.D., as Vice President, Research and Development, and Scott Sykes, M.D., as Vice President, Medical Affairs & Chief Medical Officer.

"COLAZAL continued to make gains in the marketplace during the period. Total COLAZAL prescriptions increased more than 50% during the third quarter compared to the second quarter of 2001. It is important to note that this growth over the course of the third quarter does not reflect any significant contribution by our new sales representatives. The remainder of 2001 will serve as a period for the new sales representatives to become acclimated to their new territories and to begin establishing relationships with physicians. We believe that the impact of the additional sales representatives will begin to be reflected on product sales beginning in 2002.

"As a marketing-driven pharmaceutical company, our greatest asset is our specialty sales force. Now that we have our sales force in place, the Company is focusing on acquiring and commercializing additional opportunities to utilize the expertise of these experienced sales professionals. Our current development efforts remain centered on rifaximin, a broad-spectrum, site-targeted antibiotic. The preparation of the New Drug Application (NDA) for rifaximin for the treatment of infectious diarrhea continued on track during the quarter. At this time we intend to submit the NDA to the Food and Drug Administration (FDA) in December 2001. We have continued to be active in seeking and reviewing product in-licensing opportunities as well. We remain committed to acquiring additional products to advance our mission to build the premier specialty pharmaceutical company focusing on gastroenterologists and their patients.

"Based upon information currently available, we estimate that net COLAZAL sales for 2001 will be between $13 and $14 million. Accordingly, we expect a net loss ranging from $17 to $18 million, or $1.10 to $1.20 per share, for 2001."

The Company will host a conference call at 8:30 a.m. Eastern Standard Time on November 1, 2001 to discuss the subjects of this press release. Interested parties may access the conference call by way of webcast or telephone. The live webcast will be available at http://www.salixpharm.com. To access the live webcast, log on to the Company's web site at the address listed above and go to the investor information section. The webcast will be archived on the Company's web site through November 7.

The telephone numbers to access the conference call are (800) 474-8920 (U.S. and Canada) or (719) 457-2727 (international.) A replay of the call will be available from 11:30 a.m. Eastern Standard Time, November 1 through November 7. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 550071.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products;


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and market them through the Company's gastroenterology specialty sales force.
Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the FDA in December 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

                                  Table Follows

                                       ###


Please note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, timing of customer purchases, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities Exchange Commission.

 Salix Pharmaceuticals, Ltd.
 Condensed Consolidated Statement of Operations
 Unaudited
 (In thousands, except per share data)


                                                            Three Months Ended                    Nine Months Ended
                                                       September 30,   September 30,        September 30,     September 30,
                                                           2001             2000                2001               2000
                                                                         Restated*                              Restated*
                                                      --------------   --------------       --------------   -------------
 Product Revenues and Costs:
      Product Sales                                         $ 2,834            $ 299             $ 10,287           $ 852
      Cost of Sales                                             676              284                2,542             819
                                                      --------------   --------------       --------------   -------------
          Gross Margin                                        2,158               15                7,745              33

 Operating Expenses:

      Research and Development                                1,561            1,161                4,452           2,485
      Selling, General and Administrative                     6,564            1,239               17,726           2,785
                                                      --------------   --------------       --------------   -------------
          Total Operating Expenses                            8,125            2,400               22,178           5,270

      Loss from operations                                   (5,967)          (2,385)             (14,433)         (5,237)

 Other Revenues and Expenses:

      Other Revenue                                           2,589            5,740                5,788           6,860
      Other Expense                                           1,955            3,230                4,147           3,617
      Interest Income/(Expense), net                            278               95                  531             167
                                                      --------------   --------------       --------------   -------------

      Net loss before tax                                    (5,055)             220              (12,261)         (1,827)
      Income tax                                                  -                -                    -               9
                                                      --------------   --------------       --------------   -------------

 Net loss                                                  $ (5,055)           $ 220            $ (12,261)       $ (1,836)

 Net loss per share                                          ($0.30)           $0.02               ($0.82)         ($0.17)
                                                      ==============   ==============       ==============   =============
 Weighted average shares outstanding                         16,612           11,223               15,040          10,948
                                                      ==============   ==============       ==============   =============


      *In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", which among other guidance clarifies certain conditions to be met in order to recognize revenue. In the fourth quarter of 2000, Salix implemented SAB 101. As a result of the adoption of SAB 101, $8.7 million of the $11.7 million initial payment received and recognized in full during the second quarter of 2000 from Shire Pharmaceuticals Group plc has been deferred and is now being recognzied as revenue through the end of 2001.

 Salix Pharmaceuticals, Ltd.
 Condensed Consolidated Balance Sheets
 (In thousands)


                                                                                  September 30,       December 31,
                                                                                      2001                2000
                                                                                   (unaudited)         (audited)
                                                                                  ----------------   --------------
 Assets

      Cash and Cash Equivalents                                                          $ 32,408         $ 13,244
      Accounts Receivable                                                                   3,089            6,156
      Inventory                                                                             5,219            2,819
      Other Assets                                                                          2,417            3,542
                                                                                  ----------------   --------------

     Total Assets                                                                        $ 43,133         $ 25,761
                                                                                  ================   ==============

 Liabilities & Stockholders' Equity

      Accounts Payable and Other Current Liabilities                                      $ 5,812          $ 4,532
      Deferred Revenue                                                                      4,619            8,487
                                                                                  ----------------   --------------
          Total Current Liabilities                                                        10,431           13,019

      Common Stock                                                                         73,349           41,128
      Accumulated Deficit                                                                 (40,647)         (28,386)
                                                                                  ----------------   --------------
      Total Stockholders' Equity                                                           32,702           12,742
                                                                                  ----------------   --------------

 Total Liabilities & Equity                                                              $ 43,133         $ 25,761
                                                                                  ================   ==============
